Exhibit 3.5

Document Number
20120383499-81
Filing Date and Time
05/30/2012 1:40 PM
Entity Number
E0082692007-0

Filed in the office of
/s/ Ross Miller
ROSS MILLER
Secretary of State
State of Nevada

CERTIFICATE OF CHANGE PURSUANT
TO NRS 78.209

USE BLACK INK ONLY – DO NOT HIGHLIGHT                                                                           ABOVE SPACE IS FOR OFFICE USE ONLY

Cerificate of Change Pursuant to NRS 78.209
For Nevada Profit Corporations

1.   Name of corporation:
American Sierra Gold Corp.

2.   The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.   The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change:

2,000,000,000 shares of common stock, par value $0.001.

4.   The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

133,333,334 shares of common stock with a par value of $0.001

5.   The number of shares of each affected class or series, if any, to be issued after the change in exchange  for each  issued  share of the same class or series:

N/A

6.   The provisions, if any, for the issuance of fractional shares, or for the payment of  money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

No fractional shares shall be issued; in the case of a fractional share, the fractional share will be rounded up.

7.   Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)

8.   Signature: (required)

X /s/ James Vandeberg	Sole Officer and Director
Signature of Officer	Title

MPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.